Exhibit 5.1

Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, CA 94304-1050 O: 650.493.9300 f: 866.974.7329

June 12, 2026

Enliven Therapeutics, Inc.

205 Park Road

Burlingame, California 94010

Re:	Follow-On Public Offering of Enliven Therapeutics, Inc.

Ladies and Gentlemen:

We have acted as counsel to Enliven Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the registration of the offer and sale of up to 10,533,334 shares (the “Shares”) of the Company’s common stock, $0.001 par value per share, including up to 1,600,000 shares issuable upon the exercise in full of an option to purchase additional shares granted to the underwriters, and pre-funded warrants (the “Warrants”) to purchase up to an aggregate of 1,733,333 shares of the Company’s common stock (the “Warrant Shares”), pursuant to the Company’s Registration Statement on Form S-3ASR (Registration No. 333-289582), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), which became automatically effective upon filing with the Commission on August 13, 2025 (the “Registration Statement”), the prospectus contained within the Registration Statement (the “Base Prospectus”), and the prospectus supplement to the Registration Statement dated June 11, 2026 (the “Prospectus Supplement” and together with the Base Prospectus, the “Prospectus”).

The offering of the Shares and the Warrants is being made pursuant to that certain underwriting agreement, dated June 11, 2026, by and among the Company and Jefferies LLC, Goldman Sachs & Co. LLC, Morgan Stanley & Co. LLC and Barclays Capital Inc., as representatives of the several underwriters named therein (the “Underwriting Agreement”).

We have examined copies of the Registration Statement, together with the documents incorporated by reference therein, and the Prospectus. In addition, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such other instruments, documents, certificates and records which we have deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; (iii) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed; (iv) that the Underwriting Agreement has been duly authorized and validly executed and delivered by the parties thereto (other than the Company); (v) that the Shares, the Warrants and the Warrant Shares will be issued and sold in compliance with applicable U.S. federal and state securities laws and in the manner stated in the Registration Statement and the Prospectus; and (vi) the legal capacity of all natural persons.

Enliven Therapeutics, Inc.

June 12, 2026

Based on and subject to the foregoing, we are of the opinion that (i) the Shares have been duly authorized by the Company and, when issued and delivered by the Company against payment therefor in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and nonassessable; (ii) the Warrants have been duly authorized by the Company and, when issued, delivered and paid for in accordance with the terms of the Underwriting Agreement, will constitute valid and legally binding obligations of the Company; and (iii) the Warrant Shares have been duly authorized by the Company and, when issued and delivered by the Company upon exercise of the Warrants in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

We express no opinion herein as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware (including the statutory provisions and all applicable judicial decisions interpreting those laws), the federal laws of the United States of America and, solely as to the Warrants constituting valid and binding obligations of the Company, the laws of the State of New York.

We express no opinion as to (i) the effect of any bankruptcy, insolvency, reorganization, arrangement, fraudulent conveyance, moratorium or other similar laws relating to or affecting the rights of creditors generally, (ii) rights to indemnification and contribution which may be limited by applicable law or equitable principles, or (iii) the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, the effect of judicial discretion and the possible unavailability of specific performance, injunctive relief or other equitable relief, and the limitations on rights of acceleration, whether considered in a proceeding in equity or at law.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed on or about the date hereof for incorporation by reference into the Registration Statement and to the use of our name wherever it appears in the Registration Statement, the Prospectus and in any amendment or supplement thereto. In giving such consent, we do not believe that we are “experts” within the meaning of such term as used in the Securities Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Very truly yours,

/s/ Wilson Sonsini Goodrich & Rosati

WILSON SONSINI GOODRICH & ROSATI Professional Corporation